SIGNATURES OF BOARD OF DIRECTORS



A majority of the Directors and the Chief Executive and Financial Officers of the Company have signed this Disclosure Document on behalf of the Company and by so doing thereby certify that each has made diligent efforts to verify the material accuracy and completeness of the information herein contained. By signing this Disclosure Document, the Chief Executive and Chief Financial Officers agree to make themselves, the Company's books and records, copies of any contract, lease or other document referred to in the Disclosure Document, or any other material contract or lease (including stock options and employee benefit plans), except any proprietary or confidential portions thereof, and a set of the exhibits to this Disclosure Document, available to each investor prior to the time of investment, and to respond to questions and otherwise confirm the information contained herein prior to the making of any investment by such investor.





ORIGINAL Document Signed      Ralph Ripley Director       3/15/98
ORIGINAL Document Signed      Joseph R. Zimmer Director   3/15/98
ORIGINAL Document Signed      Gerald C. Vanhook Director  3/15/98
ORIGINAL Document Signed      Susan M. Cooper Director    3/15/98
ORIGINAL Document Signed      Vickie L. Swanson Director  3/15/98